1215 Superior Avenue Cleveland, Ohio 44114 (216) 566-5300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 18, 2001

              NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charter One Financial, Inc. will be held as follows:

TIME	11:00 a.m. local time Wednesday, April 18, 2001
PLACE	Forum Conference Center 1375 East Ninth Street Cleveland, Ohio
ITEMS OF BUSINESS	(1) To elect six directors as described in the accompanying proxy statement.
(2) To ratify the appointment of Deloitte & Touche LLP as Charter One Financial's independent auditors for the year ending December 31, 2001.
(3) To transact such other business as may properly come before the meeting and any adjournment thereof.
RECORD DATE	Holders of Charter One Financial common stock of record at the close of business on February 23, 2001, are entitled to vote at the annual meeting or any adjournment thereof. A complete list of shareholders entitled to vote at the meeting will be available for your inspection at our executive offices during the 10 days prior to the meeting, as well as at the meeting.

ANNUAL REPORT	Charter One Financial's 2000 Annual Report to Shareholders, which is not a part of the proxy soliciting materials, is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Charles John Koch CHARLES JOHN KOCH Chairman of the Board, President and CEO

Cleveland, Ohio
March 14, 2001

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 18, 2001

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SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN	15
EMPLOYMENT AGREEMENTS	15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	16
General	16
Executive Compensation Philosophy	17
Base Salary	18
Incentive Plans	18
Corporate Performance and Executive Pay	19
STOCK PERFORMANCE GRAPH	20
TRANSACTIONS WITH RELATED PARTIES	21
PROPOSAL 2 -- INDEPENDENT AUDITORS	21
Vote on Independent Auditors	21
Principal Accounting Firm Fees	22
OTHER MATTERS	22
ADDITIONAL INFORMATION	22
Proxy Solicitation Costs	22
Shareholder Proposals for 2002 Annual Meeting	22
APPENDIX I -- CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF CHARTER ONE FINANCIAL, INC.

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

INTRODUCTION

              The Charter One Financial, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Charter One Financial, Inc. for use at the Company's upcoming Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Wednesday, April 18, 2001 at 11:00 a.m. local time, at the Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio. At the meeting, shareholders will be asked to vote on two proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Charter One Financial, Inc. is referred to in this proxy statement from time to time as "Charter One" or the "Company."

              By submitting your proxy card, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Board of Directors of Charter One to represent you and vote your shares at the meeting in accordance with your instructions. These persons also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

              The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, which includes the Company's annual financial statements, is enclosed. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.

              On September 30, 2000, the Company paid a five percent stock dividend to its shareholders of record on September 14, 2000. All share and per share data in this proxy statement have been restated to reflect the effect of this dividend.

              This proxy statement and the accompanying materials are being mailed to shareholders on or about March 14, 2001.

              Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy card promptly either in the enclosed envelope, via the Internet or by telephone.

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INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

              At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of six directors, each with a term of three years; and
Proposal 2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001.

The shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

              The record date for the meeting is February 23, 2001. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to be voted at the meeting is the Charter One common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 208,533,867 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

              If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, your nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." Both of the proposals on the agenda for this year's meeting are discretionary items.

What if my shares are held in the Company's employee stock ownership plan?

              If you are a participant in the Charter One Bank Retirement Savings Plan, the trustee of the plan is required to vote the shares allocated to your account under this plan in accordance with your instructions. Pursuant to the trust agreement, shares for which the trustee receives no timely voting instructions will be voted in the trustee's sole discretion. The trustee has indicated that it intends to vote such shares in accordance with the Charter One Board's recommendation. Additionally, the trustee will vote unallocated shares in the same proportion as the allocated shares are voted.

How many shares must be present to hold the meeting?

              A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

              If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

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How do I vote?

              1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

              2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

              3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

Note: The Company also makes the proxy statement and its Annual Report to Shareholders available on the Internet. If you vote on the Internet, you will have the option at that time to enroll in Internet delivery for future meetings. We strongly encourage you to enroll in Internet delivery. It is a cost-effective way for the Company to send you proxy materials.

              4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Charter One common stock on February 23, 2001, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

              If your shares are held in "street name" by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

              Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
•	signing another proxy with a later date;
•	voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Secretary of Charter One prior to the annual meeting; or
•	voting in person at the annual meeting.

              If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

How does the Board of Directors recommend I vote on the proposals?

              Your Board recommends that you vote:
•	FOR election of the six nominees to the Board of Directors; and
•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

What if I do not specify how my shares are to be voted?

              If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
•	FOR election of the six nominees to the Board of Directors; and
•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

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Will any other business be conducted at the meeting?

              The Board of Directors knows of no other business that will be presented at the meeting. If, however, any other proposal properly comes before the shareholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

              The affirmative vote of a plurality of the votes cast at the meeting is required to elect the six nominees as directors. This means that the six nominees will be elected if they receive more affirmative votes than any other person. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

              If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of the Charter One's independent auditors?

              The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

              If you abstain from voting on one or more proposals, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, your shares will be included in the number of shares voting on the proposal and, consequently, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

              Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, broker non-votes will have the following effects:

              Proposal 1. Broker non-votes will have no effect on the election of directors.

              Proposal 2. Broker non-votes will not be counted in determining the number of shares necessary for ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for approval of this proposal.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

              Listed in the following table is the beneficial owner as of February 23, 2001 of more than 5% of the outstanding shares of common stock.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
Putnam Investments, LLC One Post Office Square Boston, MA 02109-2137	11,285,928	5.4%

(1)	Pursuant to a Schedule 13G filed with the SEC on February 15, 2001, the reporting party reported that there were no shares as to which the reporting party has sole power to vote and 780,190 shares as to which shared voting power may be exercised. The reporting party has reported sole power to dispose of the entire 11,285,928 shares.

              The following table presents information regarding the beneficial ownership of Charter One common stock as of February 23, 2001, by:

•	each director and director nominee of Charter One;
•	each officer of Charter One named in the "Summary Compensation Table" appearing below; and
•	all of the executive officers and directors of Charter One as a group.

              The persons named in the following table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as Charter One. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Charter One.

              Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after February 23, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of February 23, 2001, there were 208,533,867 shares of Charter One common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Common Stock Outstanding
Directors and Executive Officers
Charles John Koch, Chairman of the Board, President and Chief Executive Officer	1,534,620(2)	*
Mark D. Grossi, Director and Executive Vice President	883,547(2)	*
John D. Koch, Director and Executive Vice President	933,579(2)	*
Richard W. Neu, Director, Executive Vice President and Chief Financial Officer	982,044(2)	*
Robert J. Vana, Senior Vice President, Chief Corporate Counsel and Secretary	413,858(2)	*
Patrick J. Agnew, Director	454,298	*
Herbert G. Chorbajian, Director	1,177,592	*
Phillip Wm. Fisher, Director	1,657,727(3)	*
Denise Marie Fugo, Director	27,252	*
Charles M. Heidel, Director	39,012	*
Karen R. Hitchcock, Ph.D., Director	23,389	*
Michael P. Morley, Director	29,204	*

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Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Common Stock Outstanding
Henry R. Nolte, Jr., Director	44,962	*
Ronald F. Poe, Director	37,007	*
Victor A. Ptak, Director	52,885	*
Melvin J. Rachal, Director	17,756	*
Jerome L. Schostak, Director	3,300,644	1.6%
Joseph C. Scully, Director	495,083	*
Mark Shaevsky, Director	101,099	*
Leonard S. Simon, Director	619,777	*
John P. Tierney, Director	29,733	*
Eresteen R. Williams, Director	32,151	*
All executive officers and directors as a group (22 persons)	12,887,219(4)	6.1%

(1)	Includes shares of common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days of the February 23, 2001 voting record date, pursuant to the exercise of stock options, as follows:
Mr. C. Koch - 848,302 shares	Ms. Fugo - 19,714 shares	Mr. Rachal - 15,855 shares
Mr. Grossi - 515,688 shares	Mr. Heidel - 31,200 shares	Mr. Schostak - 31,200 shares
Mr. J. Koch - 550,148 shares	Ms. Hitchcock - 23,140 shares	Mr. Scully - 313,489 shares
Mr. Neu - 701,428 shares	Mr. Morley - 24,111 shares	Mr. Shaevsky - 31,200 shares
Mr. Vana - 254,780 shares	Mr. Nolte - 31,200 shares	Mr. Simon - 273,797 shares
Mr. Agnew - 313,489 shares	Mr. Poe - 28,539 shares	Mr. Tierney - 21,898 shares
Mr. Chorbajian - 726,106 shares	Mr. Ptak - 19,714 shares	Ms. Williams - 31,200 shares
Mr. Fisher - 19,624 shares

(2)	Included are shares allocated to the named executive officer under the Charter One Retirement Savings Plan and other stock-based benefit plans. Shares held under the Charter One Retirement Savings Plan are reported as of December 31, 1999 since the Plan allocation for December 31, 2000 will not be completed until April 2001. Shares allocated to the executive officers under Charter One's other stock-based benefit plans are reported as of December 31, 2000.

(3)	Includes 1,283,056 shares owned by Martinique Hotel, Inc., a personal holding company as to which Mr. Fisher serves as a director and is a shareholder.
(4)	Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's families, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting and/or investment powers. This amount also includes an aggregate of 4,825,822 shares of common stock issuable upon exercise of the directors' and executive officers' stock options.

PROPOSAL 1 - ELECTION OF DIRECTORS

              Our Board of Directors currently consists of 21 members. One-third of the directors are elected annually to serve for a three-year term and until their respective successors are elected and qualified. The Board of Directors has nominated Patrick J. Agnew, Denise Marie Fugo, Charles John Koch, Ronald F. Poe, Jerome L. Schostak and Mark Shaevsky to serve as directors for terms of three years expiring at the annual meeting of shareholders to be held in 2004 and until their successors are elected and qualified. All of our nominees currently serve as Charter One directors. If any director nominee is unable to serve before the election, your proxy authorizes us to vote for a replacement nominee if our Board of Directors names one, unless you have "withheld" authority. Each nominee has

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consented to being named in this proxy statement and has agreed to serve if elected. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

              Effective as of the date of the annual meeting, Henry R. Nolte, Jr. will retire from the Board of Directors. Mr. Nolte has served on the Board of Directors of the Company and a company previously acquired by Charter One since 1983. The Board of Directors appreciates the guidance and dedicated service of Mr. Nolte over the years. The Board of Directors has adopted a resolution amending the Company's bylaws reducing the size of the Board of Directors from 21 to 20, effective as of the date of the annual meeting, to eliminate the vacancy created by Mr. Nolte's retirement.

              The following tables set forth, with respect to each nominee and each continuing director, his or her name, age, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company (or a director of a company acquired by Charter One) and directorships held in other companies.

              The affirmative vote of a plurality of the votes cast at the meeting is required to elect the six nominees as directors. Your Board of Directors recommends that you vote "FOR" the election of each of the nominees.

Nominees for Election as Directors for a Three-Year
Term Expiring at the 2004 Annual Meeting

Director, Year First Elected, Committee Membership	Age	Principal Occupation, Business And Directorships
Patrick J. Agnew, 1989 (1) (3)	58	Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999. President, Chief Operating Officer and a Director of St. Paul Bancorp prior to the merger
Denise Marie Fugo, 1993 (2)	47	President of City Life Inc., a banquet and catering company in Cleveland, Ohio; Chairman of National Restaurant Association
Charles John Koch, 1973	54	Chairman of the Board, President and Chief Executive Officer of Charter One; Charles John Koch is the brother of John D. Koch, an Executive Vice President and director of Charter One
Ronald F. Poe, 1988	62	President of Ronald F. Poe & Associates, a private real estate investment firm in White Plains, New York since February 1999; prior thereto, Senior Advisor of Legg Mason Dorman & Wilson, Inc., a real estate investment banking firm in White Plains, New York, which he joined in 1965 and from which he retired as Chairman and Chief Executive in August 1998; Director of Freddie Mac and Hudson Valley Holding Corp.

Jerome L. Schostak, 1985 (2)	67	Vice Chairman of Charter One since the merger of Charter One with FirstFed Michigan Corporation in October 1995; Chairman of the Board and Chief Executive Officer of Schostak Brothers & Company, Inc., a full service real estate company in Southfield, Michigan

Mark Shaevsky, 1985 (1) (3)	65	Partner in Honigman Miller Schwartz and Cohn, a law firm headquartered in Detroit, Michigan

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Directors Continuing in Office Whose
Terms Expire at the 2003 Annual Meeting

Director, Year First Elected, Committee Membership	Age	Principal Occupation, Business And Directorships
Phillip Wm. Fisher, 1997 (2)	50	Principal of The Fisher Group, an asset management firm in Detroit, Michigan; Partner in The Chase Company, a real estate development firm in Bloomfield Hills, Michigan; Managing Partner of Edcor Data Services, an e-learning administration firm in Pontiac, Michigan

Mark D. Grossi, 1995	47	Executive Vice President of Charter One; Director of J.B. Oxford Holdings, Inc., a discount broker in Beverly Hills, California; Director of Meridian Point Realty Trust '83, a company in San Francisco, California which holds interests in income producing real estate

Karen R. Hitchcock, Ph.D., 1996 (1)	58	President of the University at Albany, Albany, New York, since 1996; Vice President of Academic Affairs from 1991 to 1995, serving as interim President until appointed President in April 1996
John D. Koch, 1995	48	Executive Vice President of Charter One; John D. Koch is the brother of Charles John Koch, Charter One's Chairman, President and Chief Executive Officer
Michael P. Morley, 1995 (2)	58	Executive Vice President and Chief Administrative Officer of Eastman Kodak Company in Rochester, New York
Joseph C. Scully, 1977	60	Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999; Chairman and Chief Executive Officer of St. Paul Bancorp prior to the merger
John P. Tierney, 1996 (1) (3)	69	Retired Chairman and Chief Executive Officer of Chrysler Financial Corporation; Director of Dollar Thrifty Automotive Group, a car rental company headquartered in Tulsa, Oklahoma

Directors Continuing in Office Whose
Terms Expire at the 2002 Annual Meeting

Director, Year First Elected, Committee Membership	Age	Principal Occupation, Business And Directorships
Herbert G. Chorbajian, 1985	62	Vice Chairman of Charter One since the merger of Charter One with ALBANK Financial Corporation in November 1998; Chairman of the Board, President and Chief Executive Officer of ALBANK prior to its merger with Charter One

Charles M. Heidel, 1980 (2)	75	Retired President and Chief Operating Officer of The Detroit Edison Company, a public utility in Detroit, Michigan
Richard W. Neu, 1992	44	Executive Vice President and Chief Financial Officer of Charter One; Treasurer of FirstFed Michigan Corporation prior to its merger with Charter One in October 1995
Victor A. Ptak, 1989 (2)	68	Vice President/Investment Officer, First Union Securities, an investment advisor firm in Cleveland, Ohio; through June 1998 was general partner, manager of J.C. Bradford & Co., L.P.A., an investment banking firm in Cleveland, Ohio

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Director, Year First Elected, Committee Membership	Age	Principal Occupation, Business And Directorships
Melvin J. Rachal, 1998 (1)	51	President and Chief Operating Officer since 1995, Midwest Stamping, Inc., an automotive supplier in Maumee, Ohio; Vice President from 1991 to 1995 of TRW/Koyo Seiko Steering Company, Inc., an automotive supplier in Knoxville, Tennessee

Leonard S. Simon, 1984	64	Vice Chairman of Charter One since the merger of Charter One with RCSB Financial, Inc. in October 1997; Chairman of the Board and Chief Executive Officer of RCSB prior to its merger with Charter One; Director of Gateway America Bank of Florida

Eresteen R. Williams, 1979 (1)	75	Retired Medical Office Manager for D.G. Williams, Jr., M.D., P.C., a medical practice in Detroit, Michigan

(1)	Member of the Audit Committee; Mr. Shaevsky serves as Chairman.
(2)	Member of the Compensation, Stock Option and TEIGAP Committees; Mr. Morley serves as Chairman.
(3)	Member of the Corporate Governance Committee; Mr. Nolte serves as Chairman until April 2001.

MEETINGS AND COMMITTEES

Meetings

              Meetings of the Board of Directors of Charter One are generally held 10 times per year. The Board of Directors conducted 10 regular meetings and three special meetings during fiscal 2000. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

Committees

              The Board of Directors of Charter One has a standing Audit Committee, Compensation Committee, Stock Option Committee, Top Executive Incentive Goal Achievement Plan ("TEIGAP") Committee and Corporate Governance Committee. The members of the Compensation, Stock Option, and TEIGAP Committees are identical. The Corporate Governance Committee acts as the nominating committee for selecting nominees for election as directors in addition to its other functions.

              The functions of the Audit Committee and its activities during fiscal 2000 are described below under the heading "Audit Committee Report." The Audit Committee met seven times during fiscal 2000. During the year, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange ("NYSE") of new rules governing audit committees. Based upon this examination, the Board determined that all of the members of the Audit Committee are "independent" within the meaning of the Company's bylaws and the NYSE Listed Company Manual, although with respect to Mr. Patrick J. Agnew's membership on the Audit Committee, the Board in addition to determining his independence, also elected to rely on the override provision of Section 303.02(D) of the NYSE rules. The new audit committee rules of the NYSE relating to membership on the audit committee generally require that no director who was employed by a predecessor of a listed company be permitted to serve on the audit committee until after three years following termination of his or her employment unless the board of directors of the listed company determines that the individual's membership on the audit committee is in the best interests of the company and its shareholders. Mr. Agnew was the former director and Chief Operating Officer of St. Paul Bancorp, Inc. and its operating subsidiary, St. Paul Federal Bank for Savings, which was acquired by Charter One in 1999 (St. Paul had assets equal to approximately 20% of Charter One's assets). Mr. Agnew was appointed to the Charter One Board of Directors upon completion of the acquisition and has never been an employee of Charter One. Nevertheless, the NYSE has interpreted St. Paul to be a predecessor corporation of Charter One by virtue of the acquisition. The Board of Directors of the Company has determined in its business judgment that Mr. Agnew's membership on the Audit Committee is in the best interests of the Company and its shareholders. In the opinion of the Charter One Board of Directors, Mr. Agnew will exercise independent judgment and, because of his prior business experience and financial background, will materially assist the function of the Audit Committee.

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              The Compensation Committee met nine times during fiscal 2000. The principal functions of the Compensation Committee are as follows:

•	make salary and management bonus recommendations and determine terms and conditions of employment of the officers of the Company;
•	oversee the administration of our employee benefit plans covering employees generally; and
•	make recommendations to the Board of Directors with respect to our compensation policies.

              The Stock Option Committee met nine times during fiscal 2000. The principal functions of the Stock Option Committee are as follows:

•	administration of the Company's stock incentive plans, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted; and

•	make recommendations to the Board of Directors with respect to our compensation policies.

              The TEIGAP Committee met once during fiscal 2000. The principal functions of the TEIGAP Committee are as follows:

•	administration of the plan for top executives, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted; and

•	make recommendations to the Board of Directors with respect to our compensation policies.

              The Corporate Governance Committee met six times during fiscal 2000. The principal functions of the Corporate Governance Committee are as follows:

•	examine the practices and procedures of the Board of Directors;
•	monitor compliance with, and the effectiveness of, the Company's Guideline on Corporate Governance Issues, which were adopted to assist the Board of Directors in the fulfillment of its duties;
•	review the practices of the Company as reflected in the Company's Certificate of Incorporation and bylaws; and
•	act as the nominating committee for selecting nominees for election as directors. If a member of the Corporate Governance Committee is eligible to be elected as a director at the next annual meeting of shareholders, such member is recused from participating in the nomination process and a substitute independent director is appointed by the Board of Directors to the nominating committee.

              Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the bylaws of Charter One. Pursuant to the bylaws, nominations by shareholders must be delivered in writing to the Secretary of Charter One at least 60 days, but not more than 90 days, prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received at the executive offices of Charter One not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure thereof was made.

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AUDIT COMMITTEE REPORT

              The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

              The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix I. As set forth in the Audit Committee Charter, the Audit Committee is appointed by the Board of Directors to, among other duties and responsibilities, provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes; the system of internal accounting and financial controls; the internal audit function; and the annual independent audit of the Company's financial statements.

              Management has responsibility for the Company's financial statements and financial reporting processes, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

              The Committee reviews the Company's financial statements and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has met and held discussions with management, the internal auditors, and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management and the independent auditors.

              The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the letter regarding its independence provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

              Based upon, and in reliance upon, the Committee's discussions with management and the independent auditors referred to above, the Committee's review of the representations of management and the report of the independent auditors, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

              Respectfully submitted on March 2, 2001 by the members of the Audit Committee of the Board of Directors of Charter One Financial, Inc.

Mark Shaevsky (Chairman) Patrick J. Agnew Karen R. Hitchcock	Melvin J. Rachal John P. Tierney Eresteen R. Williams

COMPENSATION OF DIRECTORS

              The Boards of Directors of Charter One, its wholly owned subsidiary Charter Michigan Bancorp, Inc. and Charter Michigan Bancorp's wholly owned and principal operating subsidiary, Charter One Bank, have identical membership. Except as set forth below, each non-employee director of Charter One and its subsidiaries receives the following compensation for service on the Boards of Charter One, Charter Michigan Bancorp and Charter One Bank, as follows:

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•	in the aggregate, a $1,950 monthly retainer for his or her service as a director on these Boards;
•	$1,700 for each Charter One Bank Board meeting attended;
•	$300 per month for each Charter One Bank Board committee they served on, except for the Loan Committee members who receive $500 per month and the chairmen of the Company's Compensation Committee and Audit Committee, who each receive $600 per month; and

•	members of the Corporate Governance Committee receive $300 per month, except the chairman of the Committee receives $500 per month.

Non-employee directors do not receive any fees for their service on Charter One or Charter Michigan Board committees, except for the fees for service on the Corporate Governance Committee as noted above. Directors who were employed by Charter One or its subsidiaries do not receive fees for their service on these Boards or for any Board committees on which they serve.

              In addition to the fees described above, Director Schostak receives $12,438 per month for services rendered as a Vice Chairman of the Board of Directors.

              Director Simon, who serves as a Vice Chairman of the Board and as an employee of Charter One, receives $12,500 per month pursuant to his employment agreement with Charter One that commenced in October 1997, effective upon the RCSB Financial merger. His agreement which ends on October 3, 2001, provides for other benefits provided to similarly situated officers. Mr. Simon, however, is not entitled to participate in any cash incentive bonus programs. Furthermore, in the event of a change in control of Charter One where Charles John Koch will not continue to serve as Chief Executive Officer of Charter One or its successor, Mr. Simon will have the right to discontinue rendering services under his employment agreement and (i) receive a lump sum cash payment equal to the remaining annual compensation that otherwise would be payable to him under the stated terms of his agreement and (ii) continue to receive during the remaining term of his agreement the health and medical benefits set forth thereunder.

              Director Chorbajian, who also serves as a Vice Chairman of the Board and as an employee of Charter One, receives $37,342 per month pursuant to his employment agreement which commenced on November 30, 1998, the effective date of the ALBANK merger. His agreement, which terminates on September 30, 2003, provides for other benefits provided to similarly situated officers. Mr. Chorbajian is not entitled to participate in any cash incentive bonus programs or any stock plans, except as expressly set forth in his agreement. Mr. Chorbajian's employment agreement specifically entitles him to receive stock option grants on the same basis and terms as options awarded to similarly situated officers of Charter One; provided, however, that upon his retirement, vesting of options shall be calculated based on a daily proration. In addition, Charter One maintains a $2.5 million life insurance policy for Mr. Chorbajian's benefit during the term of his employment agreement (including making gross up payments to him with respect to his tax liabilities relating to such benefit) and provides supplemental disability retirement benefits. In the event Mr. Chorbajian's employment with Charter One is terminated without cause prior to September 30, 2003, he would receive (i) a lump sum cash payment equal to the remaining annual compensation that otherwise would be payable to him under the stated terms of his agreement and (ii) any other benefits (excluding stock option grants) provided to him under his employment agreement until September 30, 2003, subject to mitigation as set forth in his agreement.

              In addition to the fees described above, non-employee directors participate in Charter One's 1997 Stock Option and Incentive Plan, pursuant to which they may be granted options annually to purchase up to 11,025 shares of Charter One common stock. On January 19, 2000, Directors Fisher, Fugo, Heidel, Hitchcock, Morley, Nolte, Poe, Ptak, Rachal, Schostak, Shaevsky, Tierney and Williams were each granted options to purchase 7,875 shares of Charter One common stock at an exercise price of $17.827 per share. The options are exercisable for a period of 10 years and vest equally over three years from the date of grant.

              Director Shaevsky is a partner in the law firm of Honigman Miller Schwartz and Cohn. The law firm provided real estate tax appeal services to Charter One Bank during 2000.

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SUMMARY COMPENSATION TABLE

              The following table sets forth summary information concerning compensation awarded to, earned by or paid to Charter One's chief executive officer and its four other most highly compensated executive officers, whose total salary and bonus exceeded $100,000, for services rendered in all capacities during the periods indicated. Each of these officers received perquisites and other personal benefits in addition to salary and bonus during the periods stated. Except as otherwise indicated in the table, the aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus and, therefore, has been omitted as permitted by the rules of the SEC. We will use the term "named executive officers" from time to time in this proxy statement to refer to the officers listed in the table below.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Charles John Koch Chief Executive Officer	2000 1999 1998	$716,676 635,281 562,727	$648,976 685,242 580,116	$ --- --- 70,840(2)	231,000/--- 231,000/--- 229,320/---	$14,110(3) 11,360 15,566
John D. Koch Executive Vice President	2000 1999 1998	$476,670 414,507 355,620	$403,592 412,074 319,441	--- --- ---	141,750/--- 141,750/--- 141,120/---	$10,729(3) 7,583 11,379
Richard W. Neu Executive Vice President and Chief Financial Officer	2000 1999 1998	$475,006 408,764 347,904	$403,592 407,988 313,801	--- --- ---	141,750/--- 141,750/--- 141,020/---	$ 9,403(3) 6,164 9,862
Mark D. Grossi Executive Vice President	2000 1999 1998	$475,004 407,510 338,894	$403,592 407,983 310,279	--- --- ---	141,750/--- 141,750/--- 141,120/---	$ 9,659(3) 6,483 10,259
Robert J. Vana Senior Vice President Chief Corporate Counsel and Secretary	2000 1999 1998	$221,667 192,504 180,464	$162,683 162,558 160,259	--- --- ---	63,000/--- 63,000/--- 66,150/---	$12,524(3) 6,915 11,331

(1)	Salary includes amounts deferred at the election of the named executive officer through the 401(k) feature of the Charter One Bank Retirement Savings Plan.
(2)	Includes club memberships and dues totaling $66,973, including a one-time assessment of approximately $54,000, as well as a car allowance for a portion of the year.
(3)	Includes the Bank's contributions under the 401(k) and ESOP features of the Charter One Bank Retirement Savings Plan, and life insurance premium payments, as follows:
	401(k)	ESOP	Life Insurance	Total
Charles J. Koch	$5,250	$4,012	$4,848	$14,110
John D. Koch	3,938	4,012	2,780	10,729
Richard W. Neu	3,938	4,012	1,454	9,403
Mark D. Grossi	3,938	4,012	1,710	9,659
Robert J. Vana	6,375	4,012	2,138	12,524

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STOCK OPTION GRANTS IN LAST FISCAL YEAR

              The following table sets forth information regarding grants of stock options under our stock option and incentive plans made during the fiscal year ended December 31, 2000 to the named executive officers. The amounts shown for each named executive officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options, which would result in stock prices of approximately $29.038 and $46.239, respectively, for options with an exercise price of $17.827. No gain to the optionees is possible without an increase in stock price, which benefits all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercise and common stock holdings depend upon the future performance of Charter One common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. As of December 31, 2000 the fair market value of the stock was $28.875 per share as compared to the exercise price of $17.827.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Terms
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Charles J. Koch	231,000	5.78%	17.827	1/19/10	2,589,811	6,563,090
John D. Koch	141,750	3.55	17.827	1/19/10	1,589,202	4,027,351
Richard W. Neu	141,750	3.55	17.827	1/19/10	1,589,202	4,027,351
Mark D. Grossi	141,750	3.55	17.827	1/19/10	1,589,202	4,027,351
Robert J. Vana	63,000	1.58	17.827	1/19/10	706,312	1,789,934

              The option exercise price of the options granted to the named executive officers shown above was the fair market value of Charter One's common stock at the date of grant. The options granted are subject to three-year cliff vesting, and vest in full on January 19, 2003. The options may not be transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee or his legal representative upon the optionee's death.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

              The following table summarizes for each of the named executive officers certain information relating to stock options exercised by him during the fiscal year ended December 31, 2000. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 2000, which was $28.875 per share. These values, unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of Charter One common stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

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			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Charles J. Koch	26,000	355,904	607,516	714,336	10,344,534	4,777,291
John D. Koch	---	---	401,972	438,763	6,999,148	2,933,542
Richard W. Neu	97,303	1,664,791	702,546	438,763	14,540,421	2,933,542
Mark D. Grossi	---	---	367,512	438,763	6,196,093	2,933,542
Robert J. Vana	---	---	198,322	198,608	3,538,207	1,321,127

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

              Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana each has a supplemental retirement agreement with Charter One. The retirement agreements are designed to provide monthly benefits to the executive officers upon their retirement. The benefit payable to the executive officers upon retirement is a function of years of service and the highest three years of total compensation. Annual benefits under the retirement agreements are capped at $400,000 for Charles John Koch and John D. Koch, and at $250,000 for Messrs. Neu, Grossi and Vana. Generally, the earliest benefit payments under the supplemental retirement agreement can commence is age 58, upon termination of the executive's employment with Charter One; otherwise, benefit payments generally will commence at age 65. As of December 31, 2000, the monthly benefit payments that would be paid under the supplemental executive retirement agreements would be $33,333, $18,609, $10,394 $8,625 and $8,439 to Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana, respectively.

EMPLOYMENT AGREEMENTS

              Charter One has an employment agreement with each of Charles John Koch, John D. Koch, Richard W. Neu, Mark D. Grossi and Robert J. Vana. The agreements are for a five year-term. On each August 1st the term of each employment agreement will be extended for a period of one year in addition to the then-remaining term unless the officer receives an unsatisfactory performance review from the Board of Directors or notice that the term of his agreement will not be extended. The employment agreements provide for the following:

•	an annual base salary in an amount not less than the executive's current base salary, which may be increased, but not decreased, from time to time as approved by the Board of Directors;
•	participation in an equitable manner with all other executive officers in performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors;
•	participation in other Company employee benefit, fringe benefit and welfare plans and programs;

               In the event the executive suffers an "involuntary termination" as defined below, the executive will receive for the lesser of three years or the remaining term of his agreement, as liquidated damages, (i) monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination; (ii) one-twelfth of his average annual cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination; and (iii) substantially the same health and other benefits available to him in effect immediately prior to such involuntary termination. These payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, the executive from another employer during the period he is receiving post-termination compensation benefits from Charter One. "Involuntary termination" is generally defined as the termination of the executive's employment by the Company without his express written consent or by the executive by reason of a material diminution of or interference with his duties, responsibilities or benefits as defined in the agreement unless consented to in writing by the executive.

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              In the event of the executive's involuntary termination within the 12 months preceding, at the time of, or within 24 months following a change in control, as that term is defined in the agreements, then in addition to the liquidated damages payments described in the immediately preceding paragraph, the executive will receive an amount equal to 299% of the executive's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986. The employment agreements also contain a "gross-up" provision pursuant to which Charter One will make additional payments to the executive in the event that any payments or benefits provided or to be provided to the executive under the agreement are subject to an excise tax penalty under Section 4999 of the Internal Revenue Code. Charter One would not be able to deduct as an expense the amount of the payments or benefits subject to the excise tax penalty. The "gross-up" provision is intended to provide the executive on an after-tax basis with 80% of the penalty tax paid, if any, on the change in control payments or benefits and 100% of any penalty tax payable as a result of the gross-up payment. Based on their salaries as of December 31, 2000, this 299% payment would entitle Mr. C. Koch to $5.8 million, Mr. J. Koch to $2.9 million, Mr. Neu to $3.0 million, Mr. Grossi to $2.3 million and Mr. Vana to $1.0 million.

              Charles J. Koch's agreement also contains a one-year non-compete provision. Under this provision, if Mr. Koch terminates his employment voluntarily, he agrees not serve as a director of, or provide personal services as an officer, employee, independent contractor or employee of an independent contractor to, any institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration which has its home office or principal corporate office in the Metropolitan Statistical Area of any of Cleveland, Ohio, Detroit, Michigan, Rochester, New York, Albany, New York, or Chicago, Illinois or any holding company or other affiliate of such an institution. During this one-year period, the Company will pay him in equal monthly installments fifty percent of his salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              The following Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

General

              Charter One is a financial holding company which, through a subsidiary (Charter Michigan), owns all of the outstanding capital stock of Charter One Bank. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The financial results of Charter One are a direct function of Charter One Bank's achievement of its goals as set forth in its annual business plan. Executives are compensated for their contribution to the achievement of these goals which benefit the shareholders, customers, employees and the communities in which we operate.

              The Company's compensation matters are addressed by three Board committees, the Compensation Committee, the Stock Option Committee and the TEIGAP Committee, hereinafter collectively referred to as the "Committees." Membership of the Committees is identical and is composed exclusively of outside directors who meet the criteria of IRS Section 162(m) and SEC Rule 16(b). The Committees are dedicated to the philosophy of linking executive compensation to achievement of Charter One Bank's goals and the resulting performance of Charter One. The Committees review all issues pertaining to executive compensation and submit their recommendations to the full Board of Directors for approval.

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Executive Compensation Philosophy

              The executive compensation program is designed to guide the Committees in formulating an appropriate compensation structure for senior management. Their overall objective is to align senior management compensation with the goals of our annual business plan by creating strong incentives to manage the business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:

1)	Align the interests of management with the interests of the shareholders;
2)	Maintain a program which:
a)	clearly motivates personnel to perform and succeed according to the goals outlined in our annual business plan;
b)	retains key personnel critical to our long-term success; and
c)	emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of our annual business plan;
3)	Maintain pay for performance as an integral component of the program by utilizing incentive plans that emphasize corporate success;
4)	Maintain a corporate environment which encourages stability and a long-term focus for both Charter One and its management; and
5)	Ensure that management:
a)	fulfills its overall responsibility to its constituents, including shareholders, customers, employees, the community and government regulatory agencies;
b)	conforms its business conduct to the highest ethical standards;
c)	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of Charter One's constituents; and
d)	continues to avoid any conflict between its responsibilities to Charter One and each individual's personal interests.

              Achievement of these objectives should result in a compensation structure that reasonably tracks the total performance of Charter One. The program's compensation elements include base salary as well as incentive plans. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of Charter One's shareholders.

              The Committees rely upon annual salary survey market research to determine and maintain a relevant peer group for total corporate performance, for base salary comparison and for incentive compensation comparison. The peer group is national in scope representing 20 publicly traded commercial banks and savings institutions of comparable size to Charter One. The Committees believe the peer group is representative of Charter One's competitors for business, personnel recruitment and compensation. The peer group survey analyzes total corporate performance and the relationship between performance, base pay and incentive compensation. Performance comparisons include rankings based on return on average equity, return on average assets, efficiency ratio, asset quality and total return on a company's stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation including base salary and most forms of cash bonus and annual incentive awards.

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Base Salary

              Base salary forms the foundation of the compensation program as it represents income not at risk. The Committees believe that base salary should function as an anchor: large enough that the executive is comfortable remaining in Charter One's employ, but not so large as to conflict with the executive's motivation to work diligently to increase shareholder value. An individual's base salary is directly related to his or her position scope, job responsibilities, accountability, performance and contribution to Charter One or its subsidiaries. In general, the base salary of each executive officer is intentionally set below the median of the peer group. However, superior corporate or individual performance should result in incentive compensation which, when combined with base salary and long-term incentives, would place overall compensation above that of the peer group median.

Incentive Plans

              The Company maintains both short-term and long-term incentive plans. The executive bonus plans are designed as short-term plans and are based on the achievement of annual objectives as defined below. The executive bonus plans also provide for "ad hoc" bonuses which can be paid in recognition of achievements, such as merger-related activities, which are not part of the defined annual objectives. The stock option plan is designed as a long-term plan and is directly impacted by stock price over a period of time, as described below.

              Executive Bonus Plans. The Company maintains two executive bonus plans, the Executive Incentive Goal Achievement Plan (the "EIGAP") and the Top Executive Incentive Goal Achievement Plan (the "TEIGAP"). The EIGAP and the TEIGAP each provide incentive compensation opportunities to our executives based on the achievement of targeted corporate and individual goals. Participation in the plans is normally limited to those management positions where the functional responsibility encompasses the establishment of our strategic direction and long-range plans, and/or operating results at the divisional level. Other selected employees may also be eligible to participate as defined by competitive compensation practices within our labor markets. Participation in the TEIGAP, however, is determined by the TEIGAP Committee and limited to those executives who are "covered employees" under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid in any fiscal year to a company's chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Executive officers not chosen to participate in the TEIGAP are automatically eligible to participate in the EIGAP.

              The purpose of the two incentive bonus plans is to achieve the following objectives:

1)	promote stability and the achievement of profitability and business goals;
2)	link executive compensation to specific corporate performance objectives and individual goals;
3)	provide a competitive reward structure for senior officers and other key employees; and
4)	encourage involvement and communication regarding our strategic plans.

              Awards are established as a percentage of a participant's base salary at year end; thus changes in salary during the year affect award levels. Participants earn awards by personally achieving their individual goals and assisting Charter One in achieving its overall objectives. Awards are weighted between Company objectives and individual goals and vary by participant level. The more control and influence a participant has on either Company objectives or individual goals, the greater the participant's weighting on that particular factor. Individual goals and Company objectives, as well as the percentage and factor weightings for each participant level, are established at the beginning of each year and remain in effect for the entire year. Charter One's objectives are established by the Chief Executive Officer, the Compensation Committee and the TEIGAP Committee.

              In order for a participant to earn an award under either of the plans, both Charter One's corporate performance objectives and the participant's individual goals must be achieved. If the participants meet their individual performance goals but Charter One fails to achieve certain of its objectives, no incentive award will be

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made to any participant. Additionally, if Charter One achieves its objectives but a participant fails to meet his or her individual performance goal threshold, no incentive award will be made to that participant.

              Stock Options. At least annually, the Stock Option Committee reviews the appropriateness of granting stock options to senior management. The purposes of this long-term element of the program are to:

1)	provide an incentive to key employees to promote the success of the business;
2)	provide key employees with a long-term incentive to increase shareholder value;
3)	encourage ownership rights through purchase of Charter One common stock; and
4)	attract and retain the best available personnel.

              The Stock Option Committee attempts to grant options based on an individual's performance and the impact on Charter One's financial results. All options granted to date have a term of 10 years and have contained vesting requirements (usually three years). This element of the executive compensation program is designed to align the interests of the executive with corporate and shareholder objectives. The price performance of Charter One's common stock directly affects the value of these long-term awards.

              The 1997 Stock Option and Incentive Plan initially provided for a maximum number of shares with respect to which awards may be made of 4,586,739 shares. As a result of merger and stock dividend activity since adoption of the plan, the maximum number of shares with respect to which awards may be made has been increased to 21,771,926 pursuant to the adjustment provision under the 1997 Stock Option and Incentive Plan.

              Federal Income Tax Limitations. Section 162(m) of the Internal Revenue Code generally limits to $1 million Charter One's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its other named executive officers, to the extent that such compensation is not "performance-based compensation" within the meaning of Section 162(m). In structuring Charter One's compensation arrangements with its highest paid executive officers, the Committee provides incentive formulas under TEIGAP that should qualify as "performance-based compensation" under Section 162(m) in order to decrease the after-tax cost of such arrangements.

Corporate Performance and Executive Pay

              Base Salary for 2000. Approximately 50% of the potential annual compensation of Charles John Koch, the Chief Executive Officer of Charter One, is paid as base salary, with the balance based upon the TEIGAP and, therefore, dependent upon specific corporate achievements in any given year. The base salary is established by the Compensation Committee after consideration of his current performance, his past base salary, comparison of the base salaries within the peer group, and the overall performance and economic condition of Charter One. On May 1, 2000, the Board of Directors, acting on the recommendation of the Compensation Committee, increased Mr. Koch's salary by 15.4%. The increase in base salary was the result of Mr. Koch's outstanding efforts, evidenced in particular by the achievement of record operating income during 1999, the continued quality of Charter One's assets, the growth in earnings, the successful implementation of the St. Paul Bancorp merger, and continued compliance with governmental regulations, as well as to appropriately align his base salary with the peer group. In comparing Mr. Koch's base salary to the peer group, the Compensation Committee found that it had fallen substantially below the median base salary for the peer group. Base salary for Mr. Koch is targeted to fall slightly below the median of the peer group because of Charter One's emphasis on incentive compensation for its executives. Additionally, the Compensation Committee compares the total compensation package of executive officers to the peer group to ensure that the total package is competitive with the marketplace. Executive officers were also granted salary increases effective May 1, 2000, based on the Committee's assessment of the individual's leadership, technical knowledge, analytical ability, decision making, planning, personnel development and communication effectiveness and its objective review of the individual executive's goal achievement for the performance period in areas such as: loan production, investment return, operating efficiency, revenue increases, merger and acquisition integration and deposit retention. Mr. John Koch, Mr. Neu and Mr. Grossi have similar base

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salaries in recognition of their accountability for similarly significant pieces of Charter's operations which is representative of Charter One's highly efficient and flat organizational structure.

              Incentive Awards for 2000. The TEIGAP for 2000 provided for the cash bonus awarded to Mr. Koch recognizing his contribution to the achievement of Charter One's annual goals. The TEIGAP Committee reviewed Charter One's performance relative to the percentage achievement of the goals established in our 2000 business plan which focused on core earnings, net worth, asset quality, efficiency ratio, loan origination, deposit growth, and interest rate risk. A significant component in the 2000 business plan was focused on an increased earnings per share target over 1999, and actual performance was below target. Although performance was significant in other areas, failure to meet the earnings per share goal resulted in a bonus paid below the target level. The TEIGAP is not tied to stock price performance. The goals established in our annual business plan are designed such that if achieved, Charter One's earnings should increase while maintaining the institution's historical financial soundness. Executive officers were also awarded cash bonuses which were functions of the achievement of Charter One's aforementioned goals and individual performance. As in the past, 2000 compensation for Mr. Koch and the other executive officers included cash bonuses due to certain merger-related activities.

              In addition to cash bonus awards, the Stock Option Committee granted a total of 3,993,579 stock options to officers and directors in 2000. Of the total, 231,000, or 5.78%, were granted to Mr. Koch in recognition of his individual performance and impact on Charter One's financial results.

Submitted by the members of the Compensation, Stock Option and TEIGAP Committees

Michael P. Morley (Chairman) Phillip Wm. Fisher Denise Marie Fugo Charles M. Heidel	Henry R. Nolte, Jr. Victor A. Ptak Jerome L. Schostak

STOCK PERFORMANCE GRAPH

              The following Stock Performance Graph shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph therein, and shall not otherwise be deemed filed under such Acts.

              The rules and regulations of the SEC require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return for the performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by the company. The following graph compares the performance of the Company's common stock with the Standard & Poors ("S&P") 500 Index and the Keefe, Bruyette & Woods 50 Total Return Index ("KBW 50"). The KBW 50 is a market capitalization-weighted bank stock index that includes all money-center banks and most regional bank holding companies. Charter One was added to the KBW 50 in 1999 and to the S&P 500 Index in 2000. The comparison assumes $100 was invested on January 1, 1996 in Charter One common stock and in each of the foregoing indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

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Comparison of Cumulative Total Return
Among Charter One Financial, Inc., The S&P 500 Index,
And The KBW 50 Index

—	Charter One	1/1/96 $100	12/31/96 147	12/31/97 237	12/31/98 223	12/31/99 165	12/31/00 270
- .. -	S&P 500	100	123	164	211	255	232
. . . .	KBW 50	100	141	207	224	216	260

TRANSACTIONS WITH RELATED PARTIES

              From time to time, Charter One Bank provides residential mortgage loans to directors, officers and other employees. These loans are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except for reduced interest rates and fees. These loans, when made, have not involved more than the normal risk of collectibility or presented other unfavorable features. During 2000, no director or executive officer of Charter One or its subsidiaries, or a related party of such director or executive officer, had a loan with preferential terms and an outstanding aggregate balance exceeding $60,000.

PROPOSAL 2 -- INDEPENDENT AUDITORS

Vote on Independent Auditors

              The Board of Directors has renewed Charter One's arrangement for Deloitte & Touche LLP to be its independent auditors for the fiscal year ending December 31, 2001 subject to the ratification of the appointment by our shareholders. A representative of Deloitte & Touche LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

              The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Charter One's independent auditors for the fiscal year ending December 31, 2001.

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Principal Accounting Firm Fees

              During the fiscal year 2000, the aggregate fees billed to the Company by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their representative affiliates, for various audit, audit-related and non-audit services provided to the Company were as follows:

Audit fees	$ 410,900
Financial information systems design and implementation fees	$1,593,080
All other fees	$1,550,603(1)
                               ________________________

                               (1) Includes $1,319,093 related to federal, state and local tax services.

              The Audit Committee of the Board has considered whether the providing of financial information systems design and implementation and all other non-auditing services (and the aggregate fees billed for such services) by the principal independent accountants in fiscal year 2000 is compatible with maintaining the principal accountant's independence.

OTHER MATTERS

              The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

              Charter One will pay the costs of soliciting proxies. Charter One will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Charter One may engage a proxy soliciting firm to assist in the solicitation of proxies at a cost of approximately $7,500. In addition to solicitation by mail, directors, officers and employees of Charter One may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Shareholder Proposals for 2002 Annual Meeting

              In order to be eligible for inclusion in Charter One's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal must be received at Charter One's executive office at 1215 Superior Avenue, Cleveland, Ohio 44114 on or before November 14, 2001. To be considered for presentation at next year's annual meeting, although not included in the proxy statement, any shareholder proposal must be received at Charter One's executive office not less than 60 days nor more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the shareholder proposal must be received on or before the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever occurs first.

              All shareholder proposals for inclusion in Charter One's proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in Charter One's proxy materials), Charter One's certificate of incorporation and bylaws, and Delaware law.

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Appendix I

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD
OF DIRECTORS OF CHARTER ONE FINANCIAL, INC.

I. Statement of Policy

              The Audit Committee ("Audit Committee") is appointed by the Board of Directors of Charter One Financial, Inc. (the "Company") to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the internal audit function; the annual independent audit of the Company's financial statements; the Company's bank protection program and activities; and any other areas specified by the Board of potential significant financial risks to the Company. In discharging its duties and responsibilities, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all necessary books, records, facilities and personnel of the Company, and has the authority to retain at the Company's expense special legal, accounting or other consultants or experts as it deems appropriate.

              The Board of Directors believes that in carrying out its duties and responsibilities, the Audit Committee's policies and processes should remain flexible in order to react appropriately to changing conditions and circumstances.

II. Audit Committee Composition and Meetings

              Audit Committee composition shall be in accordance with the New York Stock Exchange listing standards. The Audit Committee shall be comprised of three or more directors as appointed (including a Chair) by the Board, each of whom shall be independent directors as defined in the Company's bylaws and in accordance with the New York Stock Exchange listing standards, and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after the member's appointment to the Audit Committee. At least one member must have accounting or related financial management expertise as the Board of Directors interprets such qualification in its business judgment.

              The Audit Committee shall meet at such times as the Committee shall determine, but it is the desire of the Board of Directors that the Audit Committee meet at least four times annually. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. If the Chair is not available for a meeting, the other members of the Audit Committee may appoint a temporary Chair for such meeting. The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Audit Committee may meet privately in executive session at such times as the Audit Committee may determine, with management, the chief internal auditor, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believes should be discussed.

III. Audit Committee Duties, Responsibilities and Processes

              The following shall be the principal duties, responsibilities and recurring processes of the Audit Committee in carrying out its oversight role. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. As part of oversight responsibility, the Committee shall:

Review Procedures

1.	Review with management and the independent auditors the results of the annual audit prior to releasing the unaudited year-end earnings; discuss matters required to be communicated to audit committees in accordance with AICPA Statement of Auditing Standards (SAS) No. 61.
2.	Review with management and the independent auditors the financial statements to be included in the Company's annual report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the financial statements; after such review and discussions, recommend to the Board of Directors that the audited financial statements be included in the Form 10-K for such year to be filed with the Securities and Exchange Commission.
3.	Review the interim financial statements with management prior to the filing of the Company's quarterly report on Form 10-Q; discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors in accordance with SAS Nos. 61 and 71 (the Chair of the
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Audit Committee may represent the entire Audit Committee for the purposes of this interim financial statements review and, if so, shall report on such review to the Audit Committee at its next meeting).
4.	In consultation with the management, the independent auditors and the internal auditors, monitor the integrity and effectiveness of the Company's financial reporting processes and systems of internal controls, including reviewing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; review significant findings relating to the foregoing prepared by the independent auditors or the internal auditing department together with management's responses and follow-up to these reports.

Independent Auditors

5.	Review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors (subject to shareholders' approval, if applicable), or approve any discharge of the auditors when circumstances warrant, it being clearly understood that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of the Company's shareholders.
6.	Approve the engagement letters and the fees and other significant compensation to be paid to the independent auditors; review and approve requests for significant management consulting engagements to be performed by the independent auditors' firm and be advised of any other significant study or other work undertaken by the independent auditors' firm at the request of management that is beyond the scope of the audit engagement.
7.	On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence and receive the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.
8.	Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

Internal Audit Department

9.	Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed, it being understood that the internal audit department has a direct reporting responsibility to the Board of Directors through the Audit Committee and has administrative reporting responsibility to senior management.
10.	Review the appointment, performance and replacement of the chief internal auditor.
11.	Review significant issues presented by the internal audit department together with management's response and follow-up to these reports.

Other Audit Committee Responsibilities

12.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission for inclusion in the Company's proxy statement.
13.	Review and reassess the adequacy of this Charter at least annually and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.
14.	Perform any other activities consistent with this Charter, the Company's bylaws or governing law as the Audit Committee or the Board of Directors deems necessary or appropriate.
15.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.
16.	Request that the Company once each year provide written affirmation to the New York Stock Exchange of the Audit Committee independence and related listing requirements.

Adopted April 26, 2000

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Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2000annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE

CHARTER ONE FINANCIAL, INC.

ANNUAL MEETING -- APRIL 18, 2001

CONFIDENTIAL VOTING AUTHORIZATION CARD

As a participant in the Charter One Bank Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all shares of Charter One Financial, Inc. ("Charter One") common stock allocated or credited to my account under such Plan as of February 23, 2001, in accordance with the instructions on the reverse side of this card, at the annual meeting of shareholders to be held on April 18, 2001, or any adjournment or postponement thereof. The Plan trustee is authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof, in its sole discretion. I understand my vote shall be confidential and will be seen only by Equiserve, L.P. as Service Agent for Fleet National Bank in the tabulation of the vote. Please see page 2 of the Proxy Statement, "What if my shares are held in the Company's employee stock ownership plan?" for a further description of voting by the trustee.

The undersigned participant acknowledges receipt prior to the execution of this voting authorization card of the Notice of Annual Meeting of Charter One Financial, Inc. to be held on April 18, 2001, an Annual Report to Shareholders for the year ended December 31, 2000, and a Proxy Statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached card in the enclosed pre-addressed, postage-paid envelope. Do not return your authorization card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Vote by Telephone	Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone.	It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the recorded instructions.

Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Go to the Website
   http://www.eproxyvote.com/cf

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the instructions provided.

Your vote is important! Call "1-877-PRX-VOTE" anytime!	Your vote is important! Go to "http://www.eproxyvote.com/cf" anytime!

Do not return your Authorization Card if you are voting by Telephone or Internet

DETACH HERE
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Please mark votes as in this example.
This authorization when properly executed and returned to the trustee will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.
1. Election of Directors. Nominees: (01) Patrick J. Agnew; (02) Denise Marie Fugo; (03) Charles John Koch; (04) Ronald F. Poe; (05) Jerome L. Schostak; (06) Mark Shaevsky	2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company	FOR AGAINST ABSTAIN

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	The Board of Directors recommends a vote "FOR" each of the proposals.

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	MARK HERE IF YOU PLAN TO ATTEND THE MEETING MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT
Please sign exactly as your name(s) appear(s) on this card.
When signing as attorney, executor, administrator, trustee,
officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________

Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2000annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE

CHARTER ONE FINANCIAL, INC.

Annual Meeting of Shareholders • Wednesday, April 18, 2001

This proxy is being solicited by the Board of Directors of Charter One Financial, Inc. The undersigned hereby appoints the members of the Board of Directors of Charter One Financial, Inc., and its survivors with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all shares of Charter One Financial, Inc. common stock held of record by the undersigned at the close of business on February 23, 2001, at the annual meeting of shareholders to be held on Wednesday, April 18, 2001, and at any and all adjournments or postponements thereof.

The undersigned shareholder acknowledges receipt from Charter One Financial, Inc. prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on April 18, 2001, an Annual Report to Shareholders for the year ended December 31, 2000, and a proxy statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached proxy in the enclosed pre-addressed, postage-paid envelope. Do not return your proxy card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Vote by Telephone	Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone.	It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the recorded instructions.

Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Go to the Website
   http://www.eproxyvote.com/cf

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the instructions provided.

Your vote is important! Call "1-877-PRX-VOTE" anytime!	Your vote is important! Go to "http://www.eproxyvote.com/cf" anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Please mark votes as in this example.
This authorization when properly executed and returned to the Company will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.
1. Election of Directors. Nominees: (01) Patrick J. Agnew; (02) Denise Marie Fugo; (03) Charles John Koch; (04) Ronald F. Poe; (05) Jerome L. Schostak; (06) Mark Shaevsky	2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company	FOR AGAINST ABSTAIN

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	The Board of Directors recommends a vote "FOR" each of the proposals.

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	MARK HERE IF YOU PLAN TO ATTEND THE MEETING MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT
Please sign exactly as your name(s) appear(s) on this card.
When signing as attorney, executor, administrator, trustee,
officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________